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                                                                      Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

             Name                   Jurisdiction of Organization                 Ownership
---------------------------------   ----------------------------   ------------------------------------
       James Monroe Bank                      Virginia                             100%
    James Monroe Insurance                    Virginia                             100%
         Services, LLC
James Monroe Statutory Trust I               Connecticut           100% of the common voting securities
James Monroe Statutory Trust II              Connecticut           100% of the common voting securities
 James Monroe Statutory Trust III            Connecticut           100% of the common voting securities